Exhibit 10.50


C:\FILES\OME\AZANI\NPN01DV8.A03

                 NON-NEGOTIABLE PROMISSORY NOTE

$30,000.00
                                                  Acton,
                                                  California
                                                    January   21,
1998

      FOR VALUE RECEIVED, Omega Orthodontics, Inc., a Delaware corporation ("Omega"), promises to pay to Daniel Azani, D.D.S. ("Dr. Azani") at 5400 Balboa Blvd., Suite 321, Encino, California 91316-1502 or other location specified by Dr. Azani in writing, Thirty Thousand Dollars ($30,000.00) together with interest on any and all principal amounts, such interest to be at the rate of 8% per annum and payable monthly on the first day of each month, beginning with the first month following the date of this Note.

      1. Payments. Payments of principal and interest under this Note shall commence on April 1, 1998. Principal shall be due and payable in 48 equal monthly installments on the first day of each calendar month, together with interest on the outstanding balance since the last payment date. Interest shall accrue in arrears and shall be computed on the basis of a 360-day year and a 30-day month. Both principal and interest are payable in lawful money of the United States of America.

     2. Adjustment of Principal Amount. Dr. Azani acknowledges that this Note is tendered as partial consideration for the merger of Azani Dental Services, Inc., a Delaware corporation, into and with Omega Orthodontics of Woodland Hills, Inc., a Delaware corporation and a wholly owned subsidiary of Omega, under that certain Affiliation and Merger Agreement by and between Azani Dental Services, Inc., and Omega Orthodontics of Woodland Hills, Inc., dated January 17, 1998 (the "Merger Agreement") and as amended under that certain Amendment Agreement, dated January 19, 1998. Under Section 1.2 (c) and (d) of the Merger Agreement, as amended by the Amendment Agreement, the principal amount of this Note shall be reduced, effective as of March 1, 1999, by the amount of any Note Reduction, as defined in the Amendment Agreement. Any such reduction in the principal amount of this Note shall be retroactive to the date hereof. Any excess interest payments due to such retroactive reduction in the principal amount hereof shall be credited against the principal amount of this Note and shall be deemed to reduce the outstanding balance as of the date of payment.

      3. Acceleration/Events of Default. At the option of Dr. Azani, the entire unpaid principal balance hereunder with interest then outstanding shall become immediately due and payable upon the occurrence of any of the following events of default (hereinafter "Events of Default") which are not cured in accordance with the provisions of Section 3: (i) failure to pay principal when due on this Note; (ii) failure to pay any interest on this Note 30 days after payment is due; (iii) failure to perform any other covenant of Omega under this Note, and such failure continues for 60 days after written notice by the holder; and (iv) the making of an assignment for the benefit of creditors, trust mortgage or composition with creditors or other arrangement of similar import by or the commencement of any proceedings under any bankruptcy or insolvency law, now or hereafter enacted, by or against, Omega or any endorser.

      4. Omega's Right to Cure. Notwithstanding the foregoing, Omega shall at minimum have the right: (i) to cure monetary defaults hereunder or under any instrument, document or undertaking given or entered into in connection herewith within 15 calendar days after the Event of Default; and (ii) to cure non-monetary defaults hereunder or under any such instrument, document or undertaking within 30 calendar days after the Event of Default, in which event, this Note and the loan evidenced hereby shall be reinstated. The time periods provided herein for cure shall be concurrent with and not consecutive to any other grace periods which may be provided in or with respect to any obligation having the benefit of this provision.

      5. Voluntary Prepayment. Omega may prepay this Note in whole or in part at any time without penalty or premium, upon written notice to Dr. Azani.

      6.   Expenses.  Omega agrees to pay all expenses, including
reasonable  attorney's  fees,  which  Dr.  Azani  may  incur   in
effecting collection of this Note upon default or at maturity.

      7. Delays. Dr. Azani shall not, by any act, delay, omission or otherwise, be deemed to have waived any of his rights or remedies hereunder unless such waiver be in writing and signed by Dr. Azani. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

      8. Certain Waivers. Omega hereby (i) waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of non-monetary default; (ii) waives all suretyship defenses; and (iii) assents to any extension or postponement of the time of payment or any other indulgence or forbearance and to the addition or release of any other party primarily or secondarily liable.

     9. Remedies. Omega hereby acknowledges and agrees that no remedy of Dr. Azani under this Note is intended to be exclusive of any other remedy, and each and every remedy given hereunder now or hereafter existing at law or in equity by statute or other provision of law may be exercised in any order or manner without waiving rights and may be exercised cumulatively.

      10. Notices. Notices to Omega shall be deemed given when delivered in hand to Omega, or one (1) day after being sent by receipted commercial, overnight courier or five (5) days after being mailed by certified mail, postage prepaid, return receipt requested, to Omega at 3621 Silver Spur Lane, Acton, California 93510 or other address of which Omega shall have notified Dr. Azani in writing.

      11. Governing Law. This Note shall be deemed to be a California instrument, and all rights and obligations hereunder shall be governed by the laws of the State of California.

      This instrument has been duly executed by an officer of Omega duly authorized, and shall take effect upon the date and year first above written.


WITNESS:                           OMEGA ORTHODONTICS, INC.

/s/   Diane  Kessler                        By:  /s/  Robert   J.
Schulhof
                                          Robert   J.   Schulhof,
President